Exhibit 10.3

STOCK OPTION GRANT PROGRAM
FOR
NONEMPLOYEE DIRECTORS UNDER THE
NEORX CORPORATION 2004 INCENTIVE COMPENSATION PLAN
(as amended June 15, 2005)

The following provisions set forth the terms of the stock option grant program (the “Program”) for nonemployee directors of NeoRx Corporation (the “Company”) under the Company’s 2004 Incentive Compensation Plan (the “Plan”).  The following terms are intended to supplement, not alter or change, the provisions of the Plan, and in the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern.  All capitalized terms that are not defined herein shall be as defined in the Plan.

1.                                      Eligibility

Each director of the Company elected or appointed to the Board who is not otherwise an employee of the Company or any Related Corporation (an “Eligible Director”) shall be eligible to receive New Grants and Annual Grants under the Plan, as discussed below.

2.                                      New Grants

Each Eligible Director shall receive a nonqualified stock option to purchase 50,000 shares of Common Stock (“New Grant”) upon such Eligible Director’s initial election or appointment to the Board.  New Grants shall vest and become exercisable in two equal installments according to the schedule set forth in Section 4 below.

3.                                      Annual Grants

Beginning with the 2004 annual meeting of shareholders, each Eligible Director shall automatically receive a nonqualified stock option to purchase 20,000 shares of Common Stock immediately following each year’s annual meeting of shareholders (each, an “Annual Grant”); provided that any Eligible Director who received a New Grant within five months prior to an annual meeting of shareholders shall not receive an Annual Grant until the next year’s annual meeting.  Annual Grants shall vest and become exercisable in two equal installments according to the schedule set forth in Section 4.

4.                                      Vesting and Exercisability

Options shall vest and become exercisable according to the following schedule:

(a)                                  New Grants

Period of Optionee’s Continuous Service as a Director From the Date the Option Is Granted	Portion of Grant That Is Vested and Exercisable

One year	50%

Two years	100%

(b)                                  Annual Grants

Period of Optionee’s Continuous Service as a Director From the Date the Option Is Granted	Portion of Grant That Is Vested and Exercisable

Upon first annual meeting of shareholders after grant	50%

Upon second annual meeting of shareholders after grant	100%

Subject to the exercisability schedule described above, each option may be exercised in whole or in part at any time; provided, however, that an option may not be exercised for less than a reasonable number of shares at any one time, as determined by the Plan Administrator.

5.             Option Exercise Price

The exercise price of an option shall be the fair market value of the Common Stock on the date of grant.

6.                                      Manner of Option Exercise

An option shall be exercised by giving the required notice to the Company, stating the number of shares of Common Stock with respect to which the option is being exercised, accompanied by payment in full for such Common Stock, which payment may be, to the extent permitted by applicable laws and regulations, in whole or in part (a) in cash or check, (b) in shares of Common Stock owned by the Eligible Director for at least six months (or any shorter period necessary to avoid a charge to the Company’s earnings for financial reporting purposes) having a fair market value equal to the aggregate option exercise price, or (c) if and so long as the Common Stock is registered under the Exchange Act, by delivery of a properly executed exercise notice, together with irrevocable instructions to a broker, to promptly deliver to the Company the amount of proceeds to pay the exercise price, all in accordance with the regulations of the Federal Reserve Board.

7.                                      Term of Options

Each option shall expire upon the earlier of ten years from the date of grant or five years after an Eligible Director’s termination of service as a director, as follows:

(a)    In the event that an Eligible Director ceases to be a director of the Company for any reason other than the death of the Eligible Director, the unvested portion of any option granted to such Eligible Director shall terminate immediately and the vested portion of the option may be exercised by the Eligible Director only within five years after the date he or she ceases to be a director of the Company or prior to the date on which the option expires by its terms, whichever is earlier.

(b)    In the event of the death of an Eligible Director, the unvested portion of any option granted to such Eligible Director shall terminate immediately and the vested portion of the Option may be exercised only within five years after the date the Eligible Director ceases to be a director or prior to the date on which the option expires by its terms, whichever is earlier, by the personal representative of the Eligible Director’s estate, the person(s) to whom the Eligible Director’s rights under the option have passed by will or the applicable laws of descent and distribution or the beneficiary designated pursuant to Section 12 of the Plan.

8.                                      Transferability

During an Eligible Director’s lifetime, an option may be exercised only by the Eligible Director or a permitted assignee or transferee of the Eligible Director (as provided below).  No options granted under the Program may be sold, assigned, pledged or transferred by the Eligible Director or made subject to attachment or similar proceedings other than by (a) will or the applicable laws of descent and distribution, (b) gift or other transfer to either (i) a spouse or other immediate family member or (ii) any trust, partnership or other entity in which the Eligible Director or such Eligible Director’s spouse or other immediate family member has a substantial beneficial interest; or (c) the designation by an Eligible Director in writing during the Eligible Director’s lifetime of a beneficiary to receive and exercise options in the event of the Eligible Director’s death (as provided in Section 12 of the Plan); provided, however, that any option so assigned or transferred shall be subject to  the terms and conditions of the Plan and the instrument evidencing the option.  Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

9.                                      Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable.  Any such amendment shall not, without the consent of the Eligible Director, impair or diminish any rights of an Eligible Director under an outstanding option.

10.   Effective Date

The Program shall become effective on the date approved by the Company’s Board.

Provisions of the Plan (including any amendments) that are not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of options granted to Eligible Directors.

Effective:  May 18, 2004

Section 2 amended: June 15, 2005